Exhibit 10.25
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
     Effective December 23, 2005, the Board of Directors of NUCRYST Pharmaceuticals Corp. approved a policy regarding compensation for our non-employee directors. The policy provides that:
•	each non-employee director will receive $2,500 for each board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

•	each non-employee director will, upon their election to our board, receive, under our amended equity incentive plan, an initial stock option grant to purchase 20,000 of our common shares, as well as an annual stock option grant to purchase 10,000 common shares. These stock options will vest in equal monthly amounts for 36 months from the date of grant;

•	the chairman of our audit committee will receive $2,500 for each committee meeting attended in person ($1,500 for meetings attended by video or telephone conference) and each other member of such committee will receive $1,000 per committee meeting attended in person ($750 for meetings attended by video or telephone conference); and

•	the chairmen of our human resources and compensation committee and corporate governance and nominating committee will receive $1,500 per committee meeting attended in person ($1,000 for meetings attended by video or telephone conference) and each other member of such committees will receive $750 per committee meeting attended in person ($500 for meetings attended by video or telephone conference).
     In addition, the Company shall reimburse all directors for out-of-pocket expenses incurred in attending Board and Board committee meetings.